Exhibit 99.1

Cimarex Energy Co. 1700 Lincoln Street, Suite 3700 Denver, CO 80203 Phone: (303) 295-3995

Cimarex Announces Retirement of Joseph R. Albi,

Executive Vice President, Chief Operating Officer and Director

DENVER, January 15, 2020 - Cimarex Energy Co. (NYSE: XEC) today announced that its Executive Vice President and Chief Operating Officer (COO), Joe Albi, has informed management and the Cimarex Board of Directors of his retirement as an officer and director of the company effective July 1, 2020. Mr. Albi has been with Cimarex since its formation in 2002, having joined Key Production Company at its outset in 1994. Key was transformed into Cimarex through a merger with Helmerich & Payne’s exploration and production business in 2002. Mr. Albi rose through the ranks and was ultimately named Executive Vice President and COO as well as elected to the Board of Directors in September 2011. He is a graduate of the Colorado School of Mines with a B.S. in Petroleum Engineering and M.S. in Mineral Economics.

Mr. Albi stated, “My tenure at Cimarex has been truly rewarding and I am fortunate and grateful to have been part of such a talented, success-driven organization. I take great pride in our accomplishments.”

Thomas E. Jorden, Chief Executive Officer and Chairman, said, “It would be impossible to overstate the role that Joe Albi has had on Cimarex’s development since our founding. His passion for excellence, attention to detail, and commitment to measurable returns have shaped our organization and our culture. We have all learned a tremendous amount from Joe over the years and we will miss him. To his credit, he will leave us well prepared for the future. We are excited for Joe’s next adventure and we wish him well in retirement.”

About Cimarex Energy

Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Permian Basin and Mid-Continent areas of the U.S.

For further information

Cimarex Energy Co.

Karen Acierno – VP of Investor Relations

IR@cimarex.com

303.285.4957